Exhibit 99.1

ANNEX A

ELECTRONICS FOR IMAGING, INC.

2004 EQUITY INCENTIVE PLAN

Adopted April 29, 2004; Approved By Stockholders June 3, 2004

1.     Purposes.

      (a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

      (b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock appreciation rights, (iv) stock bonuses and stock units and (iv) rights to acquire restricted stock and restricted stock units.

      (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group, to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates, and to further align the interests of such persons and those of the Company’s stockholders.

2.     Definitions.

      (a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

      (b) “Board” means the Board of Directors of the Company.

      (c) “Code” means the Internal Revenue Code of 1986, as amended.

      (d) “Committee” means a committee or other person appointed by the Board in accordance with subsection 3(c) to which or whom, as applicable, certain administrative authority with respect to the Plan has been delegated.

      (e) “Common Stock” means the common stock of the Company.

      (f) “Company” means Electronics for Imaging, Inc., a Delaware corporation, and any successor.

      (g) “Consultant” means any individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Affiliates in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Affiliates) to the Company or one of its Affiliates and who is selected to participate in the Plan by the Board; provided, however, that a person who is otherwise a Consultant shall be eligible to participate in the Plan only if such participation would not adversely affect the Company’s compliance with applicable laws and the Company’s ability to rely on a Securities and Exchange Commission Form S-8 Registration Statement to register the offer and sale of Common Stock with respect to awards granted under the Plan. Mere service as a Director or receipt of payment for service as a Director shall not be sufficient to confer “Consultant” status.

      (h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director of the Company will not constitute an interruption of Continuous Service. For purposes of the Plan and any Award, if an Affiliate ceases to be a parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, a break in Continuous Service shall be deemed to have occurred with respect to each Participant employed by, a director of, or otherwise providing services to that Affiliate who does not continue as a Director or Employee or Consultant of the Company or another of its Affiliates that continues to be such a parent or subsidiary of the Company after giving effect to the transaction or other event giving rise to the change in status. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

      (i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

      (j) “Director” means a member of the Board.

      (k) “Disability” means the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person’s position with the Company or an Affiliate of the Company because of the sickness or injury of the person.

      (l) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

      (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      (n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the NASDAQ National Market or the NASDAQ SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the market trading day on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

      (o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      (p) “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

      (q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

      (r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (s) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

      (t) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

      (u) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

      (v) “Outside Director” means a Director of the Company who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

      (w) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

      (x) “Plan” means this Electronics for Imaging, Inc. 2004 Equity Incentive Plan.

      (y) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

      (z) “Securities Act” means the Securities Act of 1933, as amended.

      (aa) “Stock Award” means any right granted under the Plan, including an Option, a stock appreciation right, a stock bonus, a stock unit and a right to acquire restricted stock or restricted stock units.

      (bb) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

      (cc) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.     Administration.

      (a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

      (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; the form(s) of the applicable Stock Award Agreement(s) (which need not be identical either as to type of Award or among Participants); and the number of shares with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan as provided in Section 12.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

      (c) Delegation to Committee.

(i) General. The Board may delegate administration of the Plan to a Committee or Committees. Any such Committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. The Board or a Committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Company, its powers under this Plan (i) to designate the officers and employees of the Company and its Affiliates who will receive grants of awards under the Plan, and (ii) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under the Plan. Unless otherwise provided in the Bylaws of the Company or the applicable charter of any Committee: (i) a majority of the members of the acting Committee shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Committee shall constitute action by the acting Committee. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Committee Composition. With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the Plan shall be administered by a Committee consisting solely of two or more Outside Directors; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any Committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Exchange Act must be duly and timely authorized by the Board or a Committee consisting solely of two or more Non-Employee Directors. To the extent required by any applicable listing agency, the Plan shall be administered by a Committee composed entirely of independent directors (within the meaning of the applicable listing agency).

      (d) Effect of Administrator’s Decision. All determinations, interpretations and constructions made by the Board or Committee in good faith shall not be subject to review by anyone and shall be final, binding and conclusive on all Participants. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any award made under the Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

4.     Shares Subject to the Plan.

      (a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 3,750,000 shares of Common Stock (the “Share Limit”).

      (b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of Restricted Stock and Restricted Stock Units), the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares are delivered in respect of a stock appreciation right award, only the actual number of shares delivered with respect to the award shall be counted against the share limit of this Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any Award, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall be available for subsequent Awards under the Plan. The foregoing adjustments to the share limits of the Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

      (c) Source of Shares. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.     Eligibility.

      (a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

      (b) Ten Percent Stockholders. No Ten Percent Stockholder shall be eligible for the grant of an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

      (c) Section 162(m) Limitation. Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no Employee shall be eligible to be granted Options and/or stock appreciation rights covering more than the following applicable limit: (i) two million (2,000,000) shares in the aggregate as to awards granted to the Employee during the fiscal year of the Company in which the Employee is initially employed by the Company or an Affiliate, or (ii) one million (1,000,000) shares in the aggregate as to awards granted to the Employee during any subsequent fiscal year of the Company.

6.     Option Provisions.

      Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option. Any Option not so designated shall be deemed to be a Nonstatutory Stock Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

      (a) Term. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

      (b) Exercise Price of an Incentive Stock Option. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

      (c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

      (d) Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a

Nonstatutory Stock Option), and subject to compliance with all applicable laws, by delivery to the Company of other Common Stock, according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock) with the Participant or in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment. In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

      (e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing provisions of this subsection 6(e), the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

      (f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing provisions of this subsection 6(f), the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

      (g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments which may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

      (h) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

      (i) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

      (j) Disability of Optionholder. In the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

      (k) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

      (l) Re-Load Options. Without in any way limiting the authority of the Board to make or not to make grants of Options hereunder, the Board shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionholder to a further Option (a “Re-Load Option”) in the event the Optionholder exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Any such Re-Load Option shall (i) provide for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such Option; (ii) have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and (iii) have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option shall be subject to the same exercise price and term provisions heretofore described for Options under the Plan. Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollars ($100,000) annual limitation on exercisability of Incentive Stock Options described in subsection 10(d) and in Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares under subsection 4(a) and the “Section 162(m) Limitation” on the grants of Options under subsection 5(c) and shall be subject to such other terms and conditions as the Board may determine which are not inconsistent with the express provisions of the Plan regarding the terms of Options.

7.     Provisions of Stock Awards Other than Options.

      (a) Stock Bonus and Stock Unit Awards. The Company may implement a cash bonus program pursuant to which cash bonuses under the program for a specified period of time are determined based on the achievement of performance targets established by the Board with respect to the relevant period. To the extent that a cash bonus is otherwise payable to an Employee, Director or Consultant pursuant to such a program, the Board may grant a stock bonus or stock unit award under the Plan to one or more of such persons in lieu of all or a portion of any cash bonus that such Participant would have otherwise received for the related performance period. Each stock bonus agreement and stock unit award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements and stock unit award agreements may change from time to time, and the terms and conditions of separate stock bonus agreements and stock unit award agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A stock bonus shall be awarded in consideration for past services actually rendered to the Company for its benefit.

(ii) Vesting. Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share reacquisition option in favor of the Company in accordance with a vesting schedule to be determined by the Board. Stock units awarded under the stock unit award agreement may, but need not, be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, (a) the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement, and (b) stock units that have not vested as of the date of termination under the stock unit award agreement may be forfeited to the Company without consideration.

(iv) Transferability. Rights to acquire shares under the stock bonus agreement, as well as stock units, shall be transferable by the Participant only upon such terms and conditions as are set forth in the applicable Stock Award Agreement, as the Board shall determine in its discretion, so long as stock or units awarded remain subject to the terms of the applicable Stock Award Agreement.

(v) Payout of Stock Units. Each stock unit award shall be paid in an equivalent number of shares of Common Stock at the time specified by the Board in the applicable Stock Award Agreement and subject to such other conditions or procedures as the Board may impose in the Stock Award Agreement.

(vi) Dividend and Voting Rights. Unless otherwise provided in the applicable Stock Award Agreement, a Participant receiving a stock bonus award shall be entitled to cash dividend and voting rights for all shares issued even though they are not vested, provided that such rights shall terminate immediately as to any shares subject to the stock bonus that cease to be eligible for vesting (if applicable). Stock bonuses (to the extent not also entitled to receive cash dividends) and stock unit awards may include rights to receive dividend equivalents to the extent authorized, and on the terms and conditions established, by the Board. If the Participant shall have paid or received cash (including any payments in respect of dividends) in connection with the stock bonus or stock unit award, the Stock Award Agreement shall specify the extent (if any) to which such amounts shall be returned (with or without an earnings factor) as to any stock bonus or stock unit awards which cease to be eligible for vesting.

      (b) Restricted Stock and Restricted Stock Unit Awards. Each restricted stock purchase agreement and restricted stock unit award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements and restricted stock unit award agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements and restricted stock unit award agreements need not be identical, but each restricted stock purchase agreement and restricted stock unit award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of the following provisions:

(i) Restricted Stock Awards.

(1) Grants. Stock acquired pursuant to each restricted stock purchase award shall be issued and registered in the name of the Participant to whom such restricted stock award was granted; provided, however, that such stock shall be held by the Company or its agent for the account of such Participant during the applicable vesting period (the “Restricted Stock”). As a condition to the receipt of any certificates representing the grant of a restricted stock award, each Participant shall deliver to the Company stock powers duly endorsed in blank by the Participant. None of the Restricted Stock may be sold, exchanged, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant before such Restricted Stock is vested. The vesting period for Restricted Stock must be at least (a) one (1) year in the case of a restricted stock award subject to a vesting schedule based upon the achievement of specified performance goals by the Participant or (b) three (3) years in the case of a restricted stock award absent such performance-based vesting; provided that the Board may provide (in the applicable Stock Award Agreement or by an amendment thereto) that the award shall vest in full upon the occurrence of a Change in Control and the Board may provide for pro-rata vesting over the applicable period; further provided that Restricted Stock and Restricted Stock Unit awards may be granted under this Plan that do not comply with the preceding minimum vesting requirement as long as the aggregate number of shares of Common Stock issued with respect to such non-conforming awards granted under this Plan does not exceed 10% of the Share Limit. The Board shall not otherwise have the authority to waive vesting restrictions previously imposed upon restricted shares. Except with respect to any share repurchase option in favor of the Company in accordance with a vesting schedule or any Restricted Stock serving as security for indebtedness of the Participant to the Company under the terms of a pledge agreement (as may be applicable), at the end of the applicable vesting period with respect to any shares of Restricted Stock, or at such earlier time as otherwise provided for herein, all restrictions with respect to such Restricted Stock shall terminate, and the appropriate number of shares of Common Stock shall be transferred as soon as practicable to the Participant or the Participant’s beneficiary or estate, as the case may be.

(2) Purchase Price. The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement, but not less than the par value of each share subject to the award.

(3) Consideration. The purchase price of stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board and subject to compliance with all applicable laws, according to a deferred payment or other arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(4) Vesting. Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(ii) Restricted Stock Unit Awards.

(1) Grants. A restricted stock unit shall represent a non-voting unit of measurement which is deemed for bookkeeping and payment purposes to represent one outstanding share of Stock upon the terms and conditions set forth by the Board (“Restricted Stock Unit”). None of the rights with respect to Restricted Stock Units may be sold, exchanged, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant before such Restricted Stock Units have vested and, unless otherwise expressly provided in the applicable Stock Award Agreement, the Stock subject to such Restricted Stock Units has been issued. The vesting period for Restricted Stock Units must be at least (a) one (1) year in the case of a Restricted Stock Unit award subject to a vesting schedule based upon the achievement of specified performance goals by the Participant or (b) three (3) years in the case of a Restricted Stock Unit award absent such performance-based vesting; provided that the Board may provide (in the applicable restricted stock unit award agreement or by an amendment thereto) that the award shall vest in full upon the occurrence of a Change in Control and the Board may provide for pro-rata vesting over the applicable period; further provided that Restricted Stock and Restricted Stock Unit awards may be granted under this Plan that do not comply with the preceding minimum vesting requirement as long as the aggregate number of shares of Common Stock issued with respect to such non-conforming awards granted under this Plan does not exceed 10% of the Share Limit. The Board shall not otherwise have the authority to waive vesting restrictions previously imposed upon restricted stock units. At the end of the applicable vesting period with respect to any Restricted Stock Unit, or at such earlier time as otherwise provided for herein, all restrictions with respect to such Restricted Stock Unit shall terminate, and the appropriate number of shares of Stock shall be delivered as soon as practicable to the Participant or the Participant’s beneficiary or estate, as the case may be. The Board in the Participant’s restricted stock unit award agreement may permit the Participant to elect the time of payout of vested Restricted Stock Units on such conditions or subject to such procedures as the Board may impose.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, (A) the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement and (B) Restricted Stock Units that have not vested as of the date of termination under the restricted stock unit award agreement shall terminate.

(iv) Dividend and Voting Rights. Unless otherwise provided in the applicable restricted stock purchase agreement, a Participant receiving a Restricted Stock Award shall be entitled to cash dividend and voting rights for all shares issued even though they are not vested, provided that such rights shall terminate immediately as to any Restricted Shares that cease to be eligible for vesting. Restricted Stock Awards (to the extent not also entitled to receive cash dividends) and Restricted Stock Unit Awards may include rights to receive dividend equivalents to the extent authorized, and on the terms and conditions established, by the Board. If the Participant shall have paid or received cash (including any payments in respect of dividends) in connection with the Restricted Stock Award or Restricted Stock Unit Award, the Stock Award Agreement shall specify the extent (if any) to which such amounts shall be returned (with or without an earnings factor) as to any Restricted Stock or Restricted Stock Unit Awards which cease to be eligible for vesting.

      (c) Stock Appreciation Rights.

(i) Authorized Rights. The following three types of stock appreciation rights shall be authorized for issuance under the Plan:

(1) Tandem Rights. A “Tandem Right” means a stock appreciation right granted appurtenant to an Option which is subject to the same terms and conditions applicable to the particular Option grant to which it pertains with the following exceptions: The Tandem Right shall require the holder to elect between the exercise of the underlying Option for shares of Common Stock and the surrender, in whole or in part, of such Option for an appreciation distribution. The appreciation distribution payable on the exercised Tandem Right shall be in cash (or, if so provided, in an equivalent number of shares of Common Stock based on Fair Market Value on the date of the Option surrender) in an amount up to the excess of (A) the Fair Market Value (on the date of the Option surrender) of the number of shares of Common Stock covered by that portion of the surrendered Option in which the Optionholder is vested over (B) the aggregate exercise price payable for such vested shares.

(2) Concurrent Rights. A “Concurrent Right” means a stock appreciation right granted appurtenant to an Option which applies to all or a portion of the shares of Common Stock subject to the underlying Option and which is subject to the same terms and conditions applicable to the particular Option grant to which it pertains with the following exceptions: A Concurrent Right shall be exercised automatically at the same time the underlying Option is exercised with respect to the particular shares of Common Stock to which the Concurrent Right pertains. The appreciation distribution payable on an exercised Concurrent Right shall be in cash (or, if so provided, in an equivalent number of shares of Common Stock based on Fair Market Value on the date of the exercise of the Concurrent Right) in an amount equal to such portion as determined by the Board at the time of the grant of the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Concurrent Right) of the vested shares of Common Stock purchased under the underlying Option which have Concurrent Rights appurtenant to them over (B) the aggregate exercise price paid for such shares.

(3) Independent Rights. An “Independent Right” means a stock appreciation right granted independently of any Option but which is subject to the same terms and conditions applicable to a Nonstatutory Stock Option with the following exceptions: An Independent Right shall be denominated in share equivalents. The appreciation distribution payable on the exercised Independent Right shall be not greater than an amount equal to the excess of (a) the aggregate Fair Market Value (on the date of the exercise of the Independent Right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such Independent Right, and with respect to which the holder is exercising the Independent Right on such date, over (b) the aggregate Fair Market Value (on the date of the grant of the Independent Right) of such number of shares of Company stock. The appreciation distribution payable on the exercised Independent Right shall be in cash or, if so provided, in an equivalent number of shares of Common Stock based on Fair Market Value on the date of the exercise of the Independent Right.

      (ii) Relationship to Options. Stock appreciation rights appurtenant to Incentive Stock Options may be granted only to Employees. The “Section 162(m) Limitation” provided in subsection 5(c) shall apply as well to the grant of stock appreciation rights.

      (iii) Exercise. To exercise any outstanding stock appreciation right, the holder shall provide written notice of exercise to the Company in compliance with the provisions of the Stock Award Agreement evidencing such right. Except as provided in subsection 5(c) regarding the “Section 162(m) Limitation,” no limitation shall exist on the aggregate amount of cash payments that the Company may make under the Plan in connection with the exercise of a stock appreciation right.

8.     Covenants of the Company.

      (a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

      (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise (or vesting) of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.     Use of Proceeds from Stock.

      Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

10.     Miscellaneous.

      (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest or be delivered in accordance with the Plan, notwithstanding the provisions in the Stock Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

      (b) Stockholder Rights. Except as otherwise expressly authorized by the Committee or this Plan, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such shares of Stock have been delivered to and are held of record by the Participant. No adjustments shall be made for dividends or other rights as a stockholder for which a record date is prior to the date of delivery.

      (c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant or other holder of Stock Awards any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

      (d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates)

exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

      (e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

      (f) Withholding Obligations. Upon any exercise, vesting, or payment of any Award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company or one of its Affiliates shall have the right at its option to:

(i) require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or one of its Affiliates may be required to withhold with respect to such award event or payment; or

(ii) deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Affiliates may be required to withhold with respect to such cash payment.

      In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under the Plan, the Board or applicable Committee may in its sole discretion (subject to compliance with applicable law) grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Board or applicable Committee may establish, to have the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

11.     Adjustments upon Changes in Stock.

      (a) Capitalization Adjustments. If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

      (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then such Stock Awards shall be terminated if not exercised (if applicable) prior to such event.

      (c) Change in Control — Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (1) a sale of substantially all of the assets of the Company, (2) a merger or consolidation in which the Company is not the surviving corporation or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume or continue any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume or continue such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) by a time established by the Board at or following the occurrence of such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) at or prior to such event.

12.     Amendment of the Plan and Stock Awards.

      (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any NASDAQ or securities exchange listing requirements. In addition, to the extent that the Board determines that any amendment to the Plan would materially increase the benefits accruing to Participants under the Plan, materially increase the number of securities which may be issued under the Plan, and/or materially modify the requirements for participation in the Plan, then the Board shall submit such an amendment for approval by the stockholders of the Company.

      (b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

      (c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

      (d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

      (d) No Repricings Without Stockholder Approval. Notwithstanding anything else in this Plan to the contrary, in no case (except due to an adjustment contemplated by Section 11(a) or any repricing that may be approved by stockholders) shall the exercise or base price, as applicable, of an Option or stock appreciation right granted under the Plan be repriced (by amendment, cancellation and regrant, exchange or other means) after the date of grant of the award.

13.     Termination or Suspension of the Plan.

      (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b) No Impairment of Rights. Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the Participant.

14.     Effective Date of Plan.

      The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised or shares thereunder shall be delivered (or, in the case of a stock bonus or restricted stock award shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.     Governing Law, Severability.

      (a) Choice of Law. The Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

      (b) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

      (c) Captions. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

      (d) Non-Exclusivity of Plan. Nothing in the Plan shall limit or be deemed to limit the authority of the Board or other Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.